UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2021

ANGI Homeservices Inc.

(Exact name of registrant as specified in charter)

Delaware	001-38220	82-1204801
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3601 Walnut Street, Suite 700 Denver, CO	80205
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 963-7200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.001	ANGI	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

CEO and Board Member Transition

On February 24, 2021, ANGI Homeservices Inc. (the “Company”) announced that Mr. Oisin Hanrahan, Chief Product Officer of the Company, was appointed to succeed Mr. William B. Ridenour as Chief Executive Officer of the Company and will be appointed as a member of the Company’s Board of Directors, effective immediately. Mr. Ridenour has also stepped down as a member of the Company’s Board of Directors.

Oisin Hanrahan, 37, has served as Chief Product Officer of the Company since June 2019. Mr. Hanrahan previously served as Chief Executive Officer of Handy, Inc. ("Handy"), which the Company acquired in October 2018. Mr. Hanrahan co-founded Handy in 2012 and served as its Chief Executive Officer since its founding. Prior to founding Handy, Mr. Hanrahan founded MiCandidate, a service that provided real time political content to media companies in 25 European countries, and Clearwater Group, a real estate development business in Budapest, Hungary. Mr. Hanrahan is also a co-founder and served as a member of the board of directors of The Undergraduate Awards, a foundation he created in 2009 to support and celebrate outstanding undergraduate students globally. Mr. Hanrahan studied at Trinity College Dublin, London School of Economics and Harvard Business School and also advises a number of startups and runs a small early stage angel fund.

New Employment Agreement with Mr. Hanrahan

In addition, the Company entered into a new employment agreement with Mr. Hanrahan on February 24, 2021 (the “Employment Agreement”). The Employment Agreement has an initial term ending on February 24, 2022 and provides for automatic renewals for successive one-year terms absent written notice from the Company or Mr. Hanrahan 90 days prior to the expiration of the then-current term.

The Employment Agreement provides that Mr. Hanrahan will be eligible to receive an annual base salary of $550,000, discretionary annual cash bonuses, and such other employee benefits as may be determined by the Company from time to time. In addition, Mr. Hanrahan was awarded restricted stock units with a grant date value of $5,000,000, with 50% vesting on each of the twenty-four month and thirty-month anniversary of the grant date.

Upon a termination of his employment without cause (as defined in the agreement) or his resignation for good reason (as defined in the agreement), subject to his execution and non-revocation of a release of claims in favor of the Company and compliance with the restrictive covenants set forth in the Employment Agreement: (i) the Company will continue to pay Mr. Hanrahan his annual base salary for one year following such termination or resignation, (ii) all Company equity awards (including any cliff-vesting awards, which will be prorated as though such awards had an annual vesting schedule) held by him on the date of such termination or resignation that would have otherwise vested during the one-year period following such date will vest as of such date (subject to, in the case of performance-based awards, the satisfaction of the applicable performance conditions).

Pursuant to his Employment Agreement, Mr. Hanrahan is bound by covenants not to: (i) compete with the Company’s businesses during the term of his employment and for twenty-four months thereafter and (ii) solicit Company’s employees or business partners during the term of his employment and for twelve months thereafter. In addition, Mr. Hanrahan has agreed not to use or disclose any confidential information of the Company or its affiliates.

The foregoing description of the Employment Agreement, is qualified in its entirety by reference to the full text, copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Marketing Leadership Transition

On February 24, 2021, Ms. Allison Lowrie stepped down as Chief Marketing Officer. Ms. Lowrie will remain with the Company through April 1, 2021 in order to ensure a smooth transition. Ms. Lowrie will receive separation benefits pursuant to her previously filed employment agreement with the Company.

Item 7.01 Regulation FD Disclosure.

On February 24, 2021, the Company issued a press release announcing Mr. Hanrahan's appointment as Chief Executive Officer. A copy of the press release is furnished herewith as Exhibit 99.1.

The information contained in this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Employment Agreement between Oisin Hanrahan and ANGI Homeservices, Inc., dated February 24, 2021.
17.1	William B. Ridenour’s Letter of Resignation dated February 24, 2021.
99.1	Press release issued by ANGI Homeservices, Inc. dated February 24, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGI HOMESERVICES INC.

	By:	/s/ Shannon M. Shaw
	Name:	Shannon M. Shaw
	Title:	Chief Legal Officer
Date: February 24, 2021